Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
STERLING CHEMICALS, INC.
     Sterling Chemicals, Inc. (the “Corporation”), a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby files this Certificate of Amendment (this “Amendment”) to the Second Amended and Restated Certificate of Incorporation of the Corporation, and hereby certifies as follows:
     1. The name of the Corporation is Sterling Chemicals, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 10, 1996 and a Certificate of Amendment thereto was filed with the Secretary of State of the State of Delaware on August 21, 1996. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 6, 2002 and a Certificate of Amendment thereto was filed with the Secretary of State of the State of Delaware on April 19, 2005. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 30, 2008.
     2. Section A of paragraph FOURTH of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
     “Authorized Capital Stock. The total number of shares of stock that the Corporation shall have the authority to issue is 100,125,000 shares of capital stock, consisting of (i) 125,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) 100,000,000 shares of common stock par value $0.01 per share (the “Common Stock”).”
     3. This Amendment was duly adopted at a meeting of the board of directors of the Corporation and at an annual meeting of the stockholders of the Corporation in accordance with the provisions of Section 242(b) of the DGCL.
     4. This Amendment shall become effective upon its filing in accordance with the provisions of Section 103(d) of the DGCL.
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     IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer on April 30, 2009.

STERLING CHEMICALS, INC.
By:
	Name:	John V. Genova
	Title:	President and Chief Executive Officer